EXHIBIT 99.4

CONSENT OF ROBERT S. KAPITO

Pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to be named as a prospective director of New BlackRock, Inc. (the “Registrant”) in the Registrant Statement on Form S-4 of the Registrant relating to the Registrant’s Common Stock to be filed with the Securities and Exchange Commission pursuant to the Securities Act.

/S/ ROBERT S. KAPITO
Robert S. Kapito

Dated: June 9, 2006